Exhibit 99.1

For Immediate Release

Patrick Industries, Inc. Reports Fourth Quarter and

Full Year 2012 Financial Results

ELKHART, IN – February 21, 2013 – Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of building and component products for the recreational vehicle (“RV”), manufactured housing (“MH”) and industrial markets, today reported its financial results for the fourth quarter and full year ended December 31, 2012, including record net income for the full year ended December 31, 2012.

Fourth Quarter 2012 Financial Results

Net sales for the fourth quarter of 2012 increased $27.8 million or 35.6%, to $106.1 million from $78.3 million in the same quarter of 2011. The increase was primarily attributable to a 54% increase in the Company’s revenue from the RV industry, which represented approximately 68% of its fourth quarter 2012 sales. Approximately $21.1 million of the revenue increase was attributable to the incremental impact of acquisitions completed in 2011 and 2012, including related market share growth. The remaining $6.7 million of the sales increase was primarily attributable to increased RV market penetration and a 23% increase in quarterly wholesale unit shipments in the RV industry. The MH industry, which represented 20% of the Company’s fourth quarter sales, saw wholesale unit shipments decline approximately 10% from the fourth quarter of 2011. Sales to the industrial market sector, which is primarily tied to the residential housing and commercial and retail fixture markets, accounted for 12% of the Company’s fourth quarter 2012 sales. The industrial market reflected an approximate 36% increase in new housing starts in the quarter compared to the prior year period. The Company’s sales to the industrial markets generally lag new housing starts by approximately six to nine months.

The Company reported net income in the fourth quarter of 2012 of $3.2 million or $0.30 per diluted share, compared to net income of $1.5 million or $0.14 per diluted share in the fourth quarter of 2011. Fourth quarter 2012 net income was positively impacted by a non-cash income tax credit of $0.2 million or $0.02 per diluted share as described below under the full year 2012 results. In addition, fourth quarter 2012 net income included a non-cash charge of $0.7 million or $0.06 per diluted share for the write-off of the remaining unamortized debt discount on the senior secured subordinated notes (the “Notes”) that were prepaid in full during the fourth quarter of 2012, and a charge of $0.3 million or $0.02 per diluted share for premiums paid in conjunction with the prepayment of the Notes. Fourth quarter 2011 net income included a non-cash charge of $0.8 million or $0.07 per diluted share related to mark-to-market accounting for common stock warrants.

As previously announced, on October 24, 2012, the Company entered into a five-year $80 million revolving secured senior credit facility, with an additional $20 million of capacity if needed, that replaced the four-year $50 million asset-based revolving secured senior credit facility that was established in March 2011. In addition, Patrick acquired Middlebury, Indiana-based Middlebury Hardwood Products (“Middlebury Hardwoods”) on October 26, 2012. Middlebury Hardwoods, a major manufacturer of hardwood cabinet doors, components, fascia and other hardwood products for the RV, MH and residential kitchen cabinet industries, was the Company’s fourth acquisition of the year following the acquisition of Décor Mfg. in March 2012, Gustafson Lighting in July 2012, and Creative Wood Designs in September 2012.

“We are pleased by our fourth quarter revenue and profitability growth compared to 2011 as we continue to realize the benefits of our strategic and operational initiatives executed in 2011 and 2012. Our results are a reflection of the tireless efforts of our team members who consistently perform at the highest level and manufacture and distribute quality products aimed to exceed our customers’ expectations as part of our ‘Customer 1st’ performance-oriented culture and mission,” said Todd Cleveland, President and Chief Executive Officer. “In addition, we believe the newest member of our Patrick family, Middlebury Hardwoods, and the other acquisitions we have completed in the last two years will continue to bring new and innovative products to our customers, provide positive contributions to our operating profitability, and allow us to gain additional penetration in the RV, MH, and industrial market sectors.”

Full Year 2012 Results

Net sales for the twelve months of 2012 increased approximately $129.6 million or 42.1%, to $437.4 million from $307.8 million in the same period in 2011. The sales increase reflected a 59% increase in the Company’s revenue from the RV industry, which represented approximately 69% of its 2012 sales. Approximately $66.6 million of the revenue improvement was attributable to the incremental impact of business acquisitions completed in 2011 and 2012, including related market share growth. The Company’s sales also benefited from a 13% increase in wholesale unit shipments in the RV industry, and improved retail fixture and residential furniture sales in the industrial market. Additionally, revenues from the MH industry, which represented 19% of the Company’s 2012 sales, rose 16% compared to the prior year as wholesale unit shipments increased by approximately 6%. The industrial market sector, which accounted for 12% of the Company’s 2012 sales, saw new housing starts increase by approximately 28% for 2012 compared to the prior year.

For the full year 2012, Patrick reported net income and diluted earnings per share of $28.1 million and $2.64, respectively, the highest in the Company’s history, compared to net income of $8.5 million or $0.83 per diluted share in the same period in 2011. Twelve months 2012 net income was positively impacted by a net gain on the sale of fixed assets and on the acquisition of a business of $0.2 million or $0.02 per diluted share, and a non-cash income tax credit of $6.8 million or $0.64 per diluted share as described below. Full year 2012 net income was reduced by a non-cash charge of $1.7 million or $0.16 per diluted share related to stock warrant accounting, a non-cash charge of $0.7 million or $0.06 per diluted share for the write-off of the remaining unamortized debt discount on the prepayment of the Notes, and a charge of $0.3 million or $0.02 per diluted share for the premiums paid in conjunction with the prepayment of the Notes as described above.

The Company maintained a full valuation allowance against its net deferred tax assets at December 31, 2011. As the Company has generated taxable income in 2012 and expects this to continue, the entire valuation allowance has been reversed during 2012 resulting in an income tax credit as mentioned above. Beginning in the first quarter of 2013, the Company expects to reflect income taxes at an effective rate of approximately 39%.

The Company’s federal net operating tax loss carryforward of approximately $21.0 million at December 31, 2011 exceeded its taxable income for 2012. The Company expects to utilize the remaining federal net operating tax loss carryforward, which has been recorded as a deferred tax asset at December 31, 2012, by the second quarter of 2013.

Exclusive of the income tax credit mentioned above and assuming the Company had been taxed at statutory tax rates, full year 2012 would still have resulted in the highest net income in the Company’s history.

Full year 2011 net income included non-cash charges related to the refinancing of Patrick’s previous credit facility that was established in 2007, including $0.6 million or $0.06 per diluted share for the write-off of the remaining unamortized loss on interest rate swaps that were terminated and paid off during the first quarter of 2011, and the write-off of $0.6 million or $0.06 per diluted share of financing costs, as well as a non-cash charge of approximately $0.7 million or $0.07 per diluted share related to stock warrant accounting. The non-cash charges were partially offset by a net gain on the sale of fixed assets and on the acquisition of a business of $0.2 million or $0.02 per diluted share.

“We are both excited and energized by our full year 2012 performance as we have successfully executed on a number of strategic and operational initiatives over the past two years,” stated Mr. Cleveland. “In 2012, as part of our overall strategic plan, we invested over $29 million in four acquisitions which included the purchase of two operating facilities, entered into a new five-year credit facility, and expanded the depth and breadth of our product lines and capabilities, both in our core markets and in related markets. These four acquisitions had annualized revenues of approximately $80 million, of which approximately $29 million was included in our full year 2012 operating results.”

“Additionally, in 2012 we were able to successfully integrate the businesses we acquired within the last two years to utilize our manufacturing and distribution capabilities to grow our revenue base and to grow our net income and earnings per share to record levels while also increasing our market share and per unit content within the RV industry. We also re-invested approximately $8.0 million into our businesses through capital expenditures, which included the replacement of our current management information systems, the acquisition of a building in the Midwest to increase capacity to support the growth in one of our manufacturing divisions, and the replacement and upgrade of existing production equipment at several of our manufacturing operations,” Mr. Cleveland further stated.

An increase in Patrick’s total assets, which approximated $143.5 million at December 31, 2012 compared to $85.8 million at December 31, 2011, primarily reflected the impact of acquisitions and overall growth from year to year. Furthermore, total debt outstanding at December 31, 2012 increased to $49.7 million compared to $33.0 million at December 31, 2011 reflecting the funding of acquisitions completed during the year net of debt reduction.

“As we begin a new year in 2013, we believe the investments we made in our businesses in 2011 and 2012 will positively impact both our top and bottom line results,” said Mr. Cleveland. “In conjunction with the support of our new credit facility, our organizational strategic agenda, and the dedication and creativity of our more than 1,700 team members, we will continue to focus our efforts on the addition of new product lines and strategic acquisitions that will bring value to our customers in terms of innovation, price, flexibility and creativity both in the short-term and on a long-term basis.”

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 11 states. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, wrapped profile mouldings, slide out trim and fascia, cabinet doors and components, hardwood furniture, interior passage doors, exterior graphics, and slotwall panels and components. The Company also distributes drywall and drywall finishing products, electronics, wiring, electrical and plumbing products, cement siding, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company’s core businesses, the ability to effectively manage the costs and the implementation of the new enterprise resource management system, the successful integration of recent acquisitions, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.

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Contact:

Julie Ann Kotowski

Patrick Industries, Inc.

574-294-7511 / kotowskj@patrickind.com

(thousands except per share data)	FOURTH QUARTER ENDED		TWELVE MONTHS ENDED
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)	Dec. 31, 2012	Dec. 31, 2011	Dec. 31, 2012	Dec. 31, 2011
NET SALES	$106,128	$78,278	$437,367	$307,822
Cost of goods sold	91,560	67,068	371,623	263,514
Gross profit	14,568	11,210	65,744	44,308

Operating expenses:
Warehouse and delivery	4,041	3,490	15,782	13,645
Selling, general and administrative	5,381	4,446	21,637	16,603
Amortization of intangible assets	531	291	1,523	829
Gain (loss) on sale of fixed assets and acquisition of business	(1)	19	(238)	(244)
Total operating expenses	9,952	8,246	38,704	30,833
OPERATING INCOME	4,616	2,964	27,040	13,475
Stock warrants revaluation	-	775	1,731	699
Interest expense, net	1,572	880	4,037	4,469
Income before income tax credit	3,044	1,309	21,272	8,307
Income tax credit	(173)	(163)	(6,823)	(163)
NET INCOME	$3,217	$1,472	$28,095	$8,470

BASIC NET INCOME PER COMMON SHARE	$0.30	$0.15	$2.66	$0.87

DILUTED NET INCOME PER COMMON SHARE	$0.30	$0.14	$2.64	$0.83

Weighted average shares outstanding – Basic	10,809	10,006	10,558	9,757
Diluted	10,891	10,472	10,637	10,156

(thousands)
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION	Dec. 31, 2012	Dec. 31, 2011
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$434	$550
Trade receivables, net	17,858	14,171
Inventories	46,992	27,503
Deferred tax assets	5,149	-
Prepaid expenses and other	3,237	2,161
Total current assets	73,670	44,385

Property, plant and equipment, net	37,069	22,978
Goodwill and other intangible assets, net	29,581	15,834
Deferred tax assets, net of valuation allowance	676	-
Deferred financing costs, net	1,612	1,898
Other non-current assets	861	675
TOTAL ASSETS	$143,469	$85,770

CURRENT LIABILITIES
Current maturities of long-term debt	$-	$1,000
Accounts payable	17,336	10,618
Accrued liabilities	11,816	8,232
Total current liabilities	29,152	19,850

Long-term debt, less current maturities and discount	49,716	31,954
Deferred compensation and other	3,193	3,780
Deferred tax liabilities	-	1,344
TOTAL LIABILITIES	82,061	56,928

SHAREHOLDERS’ EQUITY	61,408	28,842
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$143,469	$85,770